PRESS RELEASE	Exhibit 99.1

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

investorrelations@cott.com

COTT CORPORATION COMPLETES $50 MILLION COMMON

SHARE OFFERING

TORONTO, ON and TAMPA, FL – Aug 11, 2009 – Cott Corporation (NYSE:COT; TSX: BCB) today announced the completion of its previously announced public offering of 9,435,000 of its common shares at a price of U.S. $5.30 per share. Cott received gross proceeds from the offering of approximately U.S. $50 million, resulting in net proceeds of approximately U.S. $47.5 million, after deducting underwriting commissions and estimated offering expenses.

The previously announced amendment to Cott’s asset based lending (“ABL”) facility is now fully effective.

“Successfully completing this equity offering is an important step in our strategy to reduce our debt and strengthen our balance sheet. This debt reduction will improve our access to lower cost capital and further improve our long term financial strength and flexibility,” commented Juan Figuereo, Cott’s Chief Financial Officer. “We are encouraged by the strong investor interest we received in this offering,” added Jerry Fowden, Cott’s Chief Executive Officer.

Cott intends to use the net proceeds from the offering to either repurchase a certain portion of its 8.0% Senior Subordinated Notes due December 2011 or to repay indebtedness outstanding under its ABL facility.

TD Securities Inc. led a syndicate of underwriters, including CIBC World Markets Inc. and BMO Nesbitt Burns Inc., for the offering.

The common shares were offered pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “Registration Statement”) and in Canada by way of a prospectus supplement dated August 4, 2009 under the short form base shelf prospectus dated June 17, 2009, filed with the securities regulatory authorities in each of the Provinces of Canada except Quebec, which incorporates the prospectus supplement that was filed in the United States with the Securities and Exchange Commission as part of the Registration Statement. Offers and sales of the common shares were made only by the related prospectus and prospectus supplement, which describes the offering.

PRESS RELEASE	Exhibit 99.1

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. With over 2,800 employees, the Company operates bottling facilities in the United States, Canada, the United Kingdom and Mexico. Cott markets non-alcoholic beverage concentrates in over 60 countries around the world.

Safe Harbor Statements

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and related matters. The forward-looking statements are based on assumptions that volume and revenue will be consistent with historical trends, that interest rates will remain constant and debt levels will decline, and, in certain cases, on management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: the Company’s ability to compete successfully, changes in consumer tastes and preferences for existing products and the Company’s ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or reduction in business with key customers, particularly Wal-Mart, and the commitment of the Company’s customers to their own Cott-supplied beverage programs; the Company’s substantial debt levels and the Company’s ability to service and reduce its debt; the Company’s ability to maintain compliance with the covenants and conditions under its debt agreements; fluctuations in interest rates; further credit rating downgrades; further deterioration of the capital markets; currency fluctuations that adversely affect the exchange between the U.S. dollar and the pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; fluctuations in commodity prices and the Company’s ability to pass on increased costs to its customers, and the impact of those increased prices on the Company’s volumes; the Company’s ability to maintain favorable arrangements and relationships with its suppliers; the Company’s exposure to intangible asset risk; the Company’s ability to manage its operations successfully; the Company’s ability to fully realize the expected

PRESS RELEASE	Exhibit 99.1

cost savings and/or operating efficiencies from its restructuring activities; any disruption to production at the Company’s beverage concentrates or other manufacturing facilities; the Company’s ability to protect its intellectual property; the impact of regulation and regulatory, investigative and legal actions; unseasonably cold or wet weather, which could reduce the demand for the Company’s beverages; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; the Company’s ability to recruit, retain, and integrate new management and a new management structure; the volatility of the Company’s stock price; disruptions in the Company’s information systems; and interruption in transportation systems, labor strikes, work stoppages and other interruptions or difficulties in the employment of labor or transportation in the Company’s markets.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2008 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. The Company does not undertake to update or revise any of these statements in light of new information or future events.

Website: www.cott.com